CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2022 relating to the financial statements of Duolingo, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Duolingo, Inc. and subsidiaries for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
New York, New York
March 4, 2022